EXHIBIT 2.1

Agreement and Plan of Merger

To S-4 Prospectus/Information Statement for Bingo.com, Inc. dated February 22, 2005.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement") dated as of October 15, 2004, is made and entered into by and between Bingo.com, Inc., a Florida corporation ("Bingo.com, Inc."), and Bingo.com Ltd., an Anguillan international business company ("Bingo.com, Ltd."), being sometimes referred to herein individually as the "Constituent Corporation" and collectively as the "Constituent Corporations."

R E C I T A L S:

A.                    Bingo.com, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.  Bingo.com, Inc. has authorized capital consisting of fifty million  (50,000,000) common shares.  As of October 15, 2004 (the record date for determining the stockholders of Bingo.com, Inc. entitled to vote on the Merger Agreement), 24,249,086 shares of Common Stock were issued and outstanding.

B.                     Bingo.com, Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Anguilla, British West Indies.  Bingo.com, Ltd. has authorized capital consisting of an unlimited number of common shares.  As of the date of execution hereof, 2,000 shares of Bingo.com, Ltd. Common Stock were issued and outstanding, all of which were held by Bingo.com, Inc.

C.                     The Board of Directors of Bingo.com, Inc. has determined that, for the purpose of effecting the reincorporation of Bingo.com, Inc. in Anguilla, British West Indies, it is advisable and in the best interest of Bingo.com, Inc. that Bingo.com, Inc. merge with and into Bingo.com, Ltd. upon the terms and conditions set forth herein.

D.                    The respective Board of Directors of the Constituent Corporations have authorized and approved the merger of Bingo.com, Inc. with and into Bingo.com, Ltd. in accordance with the provisions of Sections 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and Section 607.1107 of the Florida Business Corporations Act (the "FBCA") and Section 88 of the International Business Companies Act of Anguilla, B.W.I. (the "IBCA"), upon the terms and conditions set forth in this Merger Agreement (the "Merger") and have approved this Merger Agreement and directed that it be executed by the undersigned officers.

E.                     Holders of approximately 58% of the issued and outstanding Common Stock of Bingo.com, Inc. approved the Merger and the Merger Agreement by consent in lieu of special meeting.  The sole stockholder of Bingo.com, Ltd. also approved the Merger and the Merger Agreement by consent in lieu of special meeting.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Merger and the mode of effectuating the same, the parties hereto have agreed, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE 1

TERMS OF MERGER

1.1        Merger.  On the Effective Date of the Merger (as hereinafter defined), in accordance with the provisions of Sections 607.1107 of the FBCA, Section 88 of the IBCA and Section 368(a)(1)(F) of the Code, Bingo.com, Inc. shall be merged with and into Bingo.com, Ltd., which shall sometimes be referred to herein as the "Surviving Corporation," upon the terms and conditions of this Merger Agreement.

1.2        Approval of Stockholders.  The stockholders of the Constituent Corporations have duly approved the Merger Agreement and the transactions contemplated herein.

1.3        Filings and Effectiveness.  As soon as practicable following satisfaction of all requirements imposed by the FBCA, IBCA and federal securities laws, Bingo.com, Inc. and Bingo.com, Ltd. will cause (i) the Articles of Merger along with any other required document to be filed with the Office of the Secretary of State of Florida pursuant to Sections 607.1107 of the FBCA and (ii) the Articles of Merger along with any other required document to be filed with the Registrar of Companies pursuant to Section 88 of the IBCA.  The Merger shall become effective when the last to occur of the following actions shall have been completed:

(a)        An executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the Anguillan Registrar of Companies shall have been filed with the Registrar of Companies of Anguilla and said Registrar of Companies shall have issued a Certificate of Merger; and

(b)        An executed Articles of Merger or an executed counterpart of this Merger Agreement meeting the requirements of the FBCA shall have been accepted for recording by the Secretary of State of the State of Florida and said Secretary of State shall have issued a Certificate of Merger.

The date and time when the Merger becomes effective, is called the "Effective Date of the Merger."

1.4        Effect of Merger.  Bingo.com, Ltd., as the Surviving Corporation in the Merger, will continue to be governed by the laws of Anguilla, British West Indies and the separate corporate existence of Bingo.com, Ltd. and all of its rights, privileges, immunities and franchises, public or private, and all of its duties and liabilities as a corporation organized under the IBCA will continue unaffected and unimpaired by the Merger.  At the close of business on the Effective Date of the Merger, the existence of Bingo.com, Inc. as a distinct entity shall cease.  At that time all rights, franchises and interests of Bingo.com, Ltd. and Bingo.com, Inc., respectively, in and to every type of property, whether real, personal or mixed, and choices in action shall be transferred to and vested in Bingo.com, Ltd. by virtue of the Merger without any deed or other transfer.  Bingo.com, Ltd., without any order or other action on the part of any court or otherwise, shall possess all and singular the rights, privileges, powers and franchises, and shall be subject to all the restrictions, disabilities and duties of Bingo.com, Inc. and Bingo.com, Ltd., and all property, whether real, personal or mixed, of Bingo.com, Inc. and Bingo.com, Ltd., and all debts due to Bingo.com, Inc. or Bingo.com, Ltd. on whatever account, and all other things in action or belonging to each of said corporations, shall be vested in Bingo.com, Ltd.  All property, rights, privileges, powers and franchises, and all and every other interest of Bingo.com, Inc. or Bingo.com, Ltd. as of the Effective Date of the Merger, including, but not limited to, all patents, trademarks, licenses, registrations, and all other intellectual properties, shall thereafter be the property of Bingo.com, Ltd. to the same extent and effect as such was of the respective Constituent Corporations prior to the Effective Date of the Merger, and the title to any real estate vested by deed or otherwise in Bingo.com, Inc. and Bingo.com, Ltd. shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of Bingo.com, Inc. or Bingo.com, Ltd. shall thenceforth attach to Bingo.com, Ltd. and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by Bingo.com, Ltd.  Neither the rights of creditors nor any liens or security interests upon the property of either of the Constituent Corporations shall be impaired by the Merger.  Bingo.com, Ltd. shall carry on business with the assets of Bingo.com, Inc. and Bingo.com, Ltd.  The established offices and facilities of Bingo.com, Ltd. and Bingo.com, Inc. immediately prior to the Merger shall become the established offices and facilities of Bingo.com, Ltd.

All corporate acts, plans, policies, resolutions, approvals and authorizations of the stockholders, Board of Directors, committees elected or appointed by the Board of Directors, officers and agents of Bingo.com, Inc., which were valid and effective immediately prior to the Merger shall be taken for all purposes as the acts, plans, policies, resolutions, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to Bingo.com, Inc.  The employees of Bingo.com, Inc. shall become the employees of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees of Bingo.com, Inc.

1.5        Disposition and Conversion of Shares.  The mode of carrying the Merger into effect and the manner and the disposition of the shares of Bingo.com, Inc. and Bingo.com, Ltd. shall be as follows:

(a)        Bingo.com, Ltd. Shares.  Each share of the Common Stock, no par value, of Bingo.com, Ltd. issued and outstanding immediately prior to the Effective Date of the Merger shall, by virtue of the Merger and without any action by Bingo.com, Ltd., the holder of such shares or by any other person, be cancelled and returned to the status of authorized but unissued shares and all rights in respect thereof shall cease to exist.

(b)        Bingo.com, Inc. Non-Dissenting Shares.  Each share of Common Stock, $.001 par value, of Bingo.com, Inc. issued and outstanding immediately prior to the Effective Date of the Merger other than the shares, if any, of Bingo.com, Inc. for which appraisal rights shall be perfected under Sections 607.1301 to 607.1333 of the FBCA (the "Dissenting Shares") shall, by virtue of the Merger and without any action by Bingo.com, Inc., the holder of such shares or any other person, be converted into and exchanged for one fully paid and non-assessable share of Common Stock, no par value, of the Surviving Corporation.

(c)        Bingo.com, Inc. Dissenting Shares.  The holders of Dissenting Shares of Bingo.com, Inc. Common Stock who have complied with all requirements for perfecting dissenters rights of stockholders set forth in Sections 607.1301 to 607.1333 of the FBCA with respect to their Dissenting Shares of Bingo.com, Inc.  Common Stock shall be entitled to their rights under the FBCA.

(d)        Exchange of Certificates.  Each outstanding certificate theretofore representing shares of Bingo.com, Inc. Common Stock that are not Dissenting Shares (the "Non-Dissenting Shares") shall be deemed for all purposes to represent the number of whole shares of the Bingo.com, Ltd. Common Stock into which such Non-Dissenting Shares of Bingo.com, Inc. Common Stock were converted in the Merger and the holder thereof shall not be required to surrender such certificate for a certificate issued by Bingo.com, Ltd.  However, after the Effective Date of the Merger, each holder of an outstanding certificate representing Non-Dissenting Shares of Bingo.com, Inc. Common Stock may, at such stockholder's option and sole discretion, surrender the same for cancellation to Interwest Transfer Co. Inc. 1981 East, 4800 South, Suite 100, Salt Lake City, Utah   84117, as the sole stock transfer and registrar of the Bingo.com, Inc.  Common Stock and as exchange agent therefor (the  "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Bingo.com, Ltd. Common Stock into which the surrendered shares were converted as herein provided.

The registered owner on the books and records of Bingo.com, Ltd. or the Exchange Agent of any such outstanding certificate representing Non-Dissenting Shares of Bingo.com, Inc. Common Stock shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation  represented by such outstanding certificate as provided above.

Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Bingo.com, Inc. so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(e)        Validity of Bingo.com, Ltd. Common Stock.  At the Effective Date of the Merger, all shares of Bingo.com, Ltd. Common Stock into which the Non-Dissenting Shares of Bingo.com, Inc. Common Stock are to be converted pursuant to the Merger shall be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to the corresponding shares of Bingo.com, Inc. Common Stock.

1.6        Certificate of Incorporation of Surviving Corporation.  The Certificate of Incorporation of Bingo.com, Ltd. as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

1.7        Bylaws of Surviving Corporation.  The Bylaws of Bingo.com, Ltd. as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in the Bylaws or as provided by applicable law.

1.8        Directors and Officers of Surviving Corporation.  The directors and officers of Bingo.com, Inc. as of the Effective Date of the Merger shall be and become the directors and officers of the Surviving Corporation, until their successors shall be duly elected and qualified or until their sooner death, resignation or removal.

1.9        Accounting Matters.  The assets and liabilities of the Constituent Corporations, as of the Effective Date of the Merger, shall be taken upon the books of the Surviving Corporation at the amounts at which they shall be carried at that time on the books of the respective Constituent Corporations.  The amount of the capital surplus and earned surplus accounts of the Surviving Corporation after the Merger shall be determined by the Board of Directors of the Surviving Corporation in accordance with the laws of Anguilla, British West Indies and generally accepted accounting principles.

ARTICLE 2

GENERAL PROVISIONS

2.1        Binding Agreement.  This Merger Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

2.2        Amendments.  The Board of Directors of Bingo.com, Inc. and Bingo.com, Ltd. may amend this Merger Agreement at any time prior to the filing of this Merger Agreement (or a certificate in lieu thereof) with the Registrar of Companies of Anguilla, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders of either Bingo.com, Inc. or Bingo.com, Ltd. shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of Bingo.com, Inc. or Bingo.com, Ltd., (ii) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of either Bingo.com, Inc. or Bingo.com, Ltd.

2.3        Further Assurances.  From time to time, as and when required by Bingo.com, Ltd. or by its successors or assigns, there shall be executed and delivered on behalf of Bingo.com, Inc. such deeds and other instruments, and there shall be taken or caused to be taken by Bingo.com, Ltd. such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Bingo.com, Ltd. the title to and possession of all the property, rights, privileges, powers, franchises, assets, immunities and authority of Bingo.com, Inc. and otherwise to carry out the purposes of this Merger Agreement.  The officers and directors of Bingo.com, Ltd. are fully authorized in the name and on behalf of Bingo.com, Inc. or otherwise to take any and all such action and to execute and deliver any and all such deeds or other instruments.

2.4        Abandonment.  At any time before the Effective Date of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Bingo.com, Inc. or Bingo.com, Ltd., or by both, by the adoption of appropriate resolutions and written notification thereof to the other party to the Merger, notwithstanding the approval of this Merger Agreement by the stockholders of Bingo.com, Inc. or Bingo.com, Ltd., or by both.  In the event of the termination of this Merger Agreement and the abandonment of the Merger pursuant to the provisions of this Section, this Merger Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or their respective officers, directors or stockholders in respect thereof.

2.5        Governing Law.  This Merger Agreement shall be construed, interpreted and enforced in accordance with and governed by the laws of Anguilla, British West Indies and, so far as applicable, the merger provisions of the FBCA.

IN WITNESS THEREOF, each of the undersigned corporations has caused this Merger Agreement to be signed in its corporate name by its duly authorized officer as of the 15th day of October 2004.

BINGO.COM, INC., a Florida corporation

Per:

              /s/ P.A. Crossgrove

            P. A. Crossgrove, Director

Bingo.com, Ltd.:

BINGO.COM, LTD., an Anguillan international business company

Per:

              /s/ T. M. Williams

            T.M. Williams, Director